Lease Renewal

Dated February 16, 2009

COPY

AGA Partners Lessor, and **THE VINYL FENCE COMPANY, INC.**, Lessee, being parties to that certain Lease dated January 31, 2005 for the premises located at 2210 S. Ritchey Street, Santa Ana, California, do hereby express their mutual desire and intent to modify and extend the terms and conditions of said Lease as follows:

1.3 Term. The extended term of the Lease shall be twenty four (24) months, commencing April 1, 2009, and ending on March 31, 2011.

1.5 **Base Rent Schedule.** The base monthly rent for the extended term shall be as follows:

Months	Monthly Rent
04/01/09 – 03/31/10	$8,690.00 per month
04/01/10 – 03/31/11	$8,951.00 per month

1.7 (c) Security Deposit. Lessee's security deposit shall be increased to equal the last month's rent of the extended term.

Option to Renew. Providing Lessee is not in default of the lease, Lessor shall grant Lessee one (1) two (2) year option to renew the lease under the same terms and conditions, accept for the base monthly rent, which shall be adjusted to the current market rent for similar buildings in the Orange County area.

Lessee shall give Lessor, an advance written notice of not more than one hundred and twenty (120) days and not less than ninety (90) days of their intentions to exercise this option to extend the lease. In the event Lessee does not contact Lessor within the specified time, then this option shall become null and void.

All other terms and conditions of the Lease shall remain in full force and effect.

LESSOR:

AGA Partners

By: [signature]
Richard J. Adams
Managing Partner

Date: 3-23-09

LESSEE:

THE VINYL FENCE COMPANY, INC.

By: [signature]
Gordon M. Knott
President

Date: 3-23-2009

AJR-Adams-Vinyl Fence